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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)(1)



                          TRW Automotive Holdings Corp.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   87264S 10 6
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                November 6, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                   Page 1 of 8

CUSIP No. 87264S 10 6                13G                       Page 2 of 8 Pages

--------------------------------------------------------------------------------
  (1)     Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

             Northrop Grumman Corporation
             95-4840775
--------------------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member of a Group
          (a)  [ ]
          (b)  [X]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY

--------------------------------------------------------------------------------
  (4)     Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------
                     (5)    Sole Voting Power

                                   -0-
                     -----------------------------------------------------------
    NUMBER OF        (6)    Shared Voting Power
      SHARES
   BENEFICIALLY                    -0-
     OWNED BY        -----------------------------------------------------------
       EACH          (7)    Sole Dispositive Power
    REPORTING
      PERSON                       -0-
       WITH          -----------------------------------------------------------
                     (8) Shared Dispositive Power

                                   -0-
--------------------------------------------------------------------------------
  (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-*
--------------------------------------------------------------------------------
  (10)     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                             [ ]
--------------------------------------------------------------------------------
  (11)     Percent of Class Represented by Amount in Row (9)

             0%
--------------------------------------------------------------------------------
  (12)    Type of Reporting Person

             CO
--------------------------------------------------------------------------------

CUSIP No. 87264S 10 6                13G                       Page 3 of 8 Pages

--------------------------------------------------------------------------------
  (1)     Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

             Northrop Grumman Space & Mission Systems Corp.
             34-0575430
--------------------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member of a Group
          (a)  [ ]
          (b)  [X]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY

--------------------------------------------------------------------------------
  (4)     Citizenship or Place of Organization

             Ohio
--------------------------------------------------------------------------------

                     (5)    Sole Voting Power:

                                   -0-
                     -----------------------------------------------------------
    NUMBER OF        (6)    Shared Voting Power
      SHARES
   BENEFICIALLY                    -0-
     OWNED BY        -----------------------------------------------------------
       EACH          (7)    Sole Dispositive Power
    REPORTING
      PERSON                       -0-
       WITH          -----------------------------------------------------------
                     (8) Shared Dispositive Power

                                   -0-
--------------------------------------------------------------------------------
  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-*
--------------------------------------------------------------------------------
  (10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                             [ ]
--------------------------------------------------------------------------------
  (11)    Percent of Class Represented by Amount in Row (9)

             0%
--------------------------------------------------------------------------------
  (12)    Type of Reporting Person

             CO
--------------------------------------------------------------------------------

CUSIP No. 87264S 10 6                13G                       Page 4 of 8 Pages

--------------------------------------------------------------------------------
  (1)     Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

             Richmond TAI Inc.
             03-0450952
--------------------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member of a Group
          (a)  [ ]
          (b)  [X]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY

--------------------------------------------------------------------------------
  (4)     Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------
                     (5)    Sole Voting Power:

                                   -0-
                     -----------------------------------------------------------
    NUMBER OF        (6)    Shared Voting Power:
      SHARES
   BENEFICIALLY                    -0-
     OWNED BY        -----------------------------------------------------------
       EACH          (7)    Sole Dispositive Power:
    REPORTING
      PERSON                       -0-
       WITH          -----------------------------------------------------------
                     (8)    Shared Dispositive Power:

                                   -0-
--------------------------------------------------------------------------------
  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

             -0-*
--------------------------------------------------------------------------------
  (10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                             [ ]
--------------------------------------------------------------------------------
  (11)    Percent of Class Represented by Amount in Row (9)

             0%
--------------------------------------------------------------------------------
  (12)    Type of Reporting Person

             CO
--------------------------------------------------------------------------------

CUSIP No. 87264S 10 6                13G                       Page 5 of 8 Pages

--------------------------------------------------------------------------------
  (1)     Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

             Richmond U.K. Inc.
             14-1857691
--------------------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member of a Group
          (a)  [ ]
          (b)  [X]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY

--------------------------------------------------------------------------------
  (4)     Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------

                     (5)    Sole Voting Power:

                                   -0-
                     -----------------------------------------------------------
    NUMBER OF        (6)    Shared Voting Power:
      SHARES
   BENEFICIALLY                    -0-
     OWNED BY        -----------------------------------------------------------
       EACH          (7)    Sole Dispositive Power:
    REPORTING
      PERSON                       -0-
       WITH          -----------------------------------------------------------
                     (8)    Shared Dispositive Power:

                                   -0-
--------------------------------------------------------------------------------
  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

             -0-*
--------------------------------------------------------------------------------
  (10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                             [ ]
--------------------------------------------------------------------------------
  (11)    Percent of Class Represented by Amount in Row (9)

             0%
--------------------------------------------------------------------------------
  (12)    Type of Reporting Person

             CO
--------------------------------------------------------------------------------

* On November 6, 2006, the Reporting Persons sold 9,743,500 shares of the Common Stock to the Issuer, representing all of the shares of Issuer beneficially owned by Reporting Persons.

CUSIP No. 87264S 10 6                13G                       Page 6 of 8 Pages



Item 1(a).   Name of Issuer:

             TRW Automotive Holdings Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             12001 Tech Center Drive
             Livonia, Michigan 48150

Item 2(a).   Name of Person Filing:

             Northrop Grumman Corporation

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             1840 Century Park East
             Los Angeles, California 90067

Item 2(c).   Citizenship:

             Delaware

Item 2(d).   Title of Class of Securities:

             TRW Automotive Holdings Corp., Common Stock, par value $0.01 per share

Item 2(e).   CUSIP Number:

             87264S 10 6

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check  Whether the Person Filing is a:

          Not applicable.

CUSIP No. 87264S 10 6                13G                       Page 7 of 8 Pages

Item 4.      Ownership:

             (a)    Amount beneficially owned:

                    -0-

             (b)    Percent of class:

                    0%

             (c)    Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote:

                           -0-

                    (ii)   Shared power to vote or to direct the vote:

                           -0-

                    (iii) Sole power to dispose or to direct the disposition of:

                           -0-

                    (iv) Shared power to dispose or to direct the disposition of:

                           -0-

Item 5.      Ownership of Five Percent or Less of a Class:

             Check box if this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities. [X]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

             Not applicable.

Item 8.      Identification and Classification of Members of the Group:

             Not applicable.

Item 9.      Notice of Dissolution of Group:

             Not applicable.

Item 10.     Certifications:

             Not applicable.

CUSIP No. 87264S 10 6                13G                       Page 8 of 8 Pages

                                    Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 8, 2006                 NORTHROP GRUMMAN CORPORATION

                                       By: /s/ Kathleen M. Salmas
                                           -------------------------------------
                                           Kathleen M. Salmas, Assistant
                                           Secretary


Date: November 8, 2006                 NORTHROP GRUMMAN SPACE
                                       & MISSION SYSTEMS CORP.

                                       By: /s/ Kathleen M. Salmas
                                           -------------------------------------
                                           Kathleen M. Salmas, Secretary

Date: November 8, 2006                 RICHMOND TAI INC.

                                       By: /s/ Kathleen M. Salmas
                                           -------------------------------------
                                           Kathleen M. Salmas, Secretary

Date: November 8, 2006                 RICHMOND U.K. INC.

                                       By: /s/ Kathleen M. Salmas
                                           -------------------------------------
                                           Kathleen M. Salmas, Secretary